Exhibit 10.3(c)

HORACE MANN EDUCATORS CORPORATION
2010 Comprehensive Executive Compensation Plan

(as amended and restated effective May 20, 2015)

Service-Vested Restricted Stock Units Agreement – Employee Grantee

This Service-Vested Restricted Stock Units Agreement (consisting of this designations page and the Service-Vested Restricted Stock Units Terms and Conditions attached hereto or delivered concurrently herewith) (“Agreement”) evidences the grant by HORACE MANN EDUCATORS CORPORATION, a Delaware corporation (the “Company”), to you of Restricted Stock Units (“Units”) under the 2010 Comprehensive Executive Compensation Plan (as amended and restated effective May 20, 2015) (“Plan”), as an employee of the Company.

Designations:

Employee Grantee ("you"):	«First_NameLast_Name»

Grant Date:	March 7, 2017

Number of Units Granted:	«Serv_Based_RSU___text»

The Units shall vest and become nonforfeitable on the following Vesting Dates:	%age vested	Cumulative %age vested
Prior to first anniversary of Grant Date	0%	0%
First anniversary of Grant Date	33%	33%
Second Anniversary of Grant Date	33%	66%
Third Anniversary of Grant Date	34%	100%

Except as otherwise provided in this Agreement, if you have a termination of service prior to the Vesting Date for any reason, any Units for which the Vesting Date has not occurred shall thereupon be forfeited immediately. If a Change in Control (as defined in Section 3.08(b) of the Plan) occurs prior to vesting or forfeiture of the Units and the acquirer does not assume this Agreement (as determined by the Compensation Committee of the Company’s Board of Directors in its discretion), the Units shall immediately vest and become nonforfeitable.

The Units include a right to Dividend Equivalents, which shall become nonforfeitable and be settled at the same time and manner as the Units to which they relate. The term “Units” includes any Dividend Equivalents credited to your Account.

Settlement: The Units, together with Units, if any, credited as a result of Dividend Equivalents, will be settled by delivery of one share of the Company’s Stock for each Unit being settled.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and you have acknowledged the terms provisions of this Agreement.

HORACE MANN EDUCATORS CORPORATION

Date: April 3, 2017	By:	/s/ Marita Zuraitis
Marita Zuraitis
President and Chief Executive Officer

Attachment: Service-Vested Restricted Stock Units Terms and Conditions (March 7, 2017)

HORACE MANN EDUCATORS CORPORATION
2010 Comprehensive Executive Compensation Plan

(as amended and restated effective May 20, 2015)

SERVICE-VESTED RESTRICTED STOCK UNITS

TERMS AND CONDITIONS FOR EMPLOYEES

The following Terms and Conditions apply to the Restricted Stock Units granted to you as an employee Grantee by the Company and Units resulting from Dividend Equivalents (if any), as specified in the Restricted Stock Units Agreement of which these Terms and Conditions form a part. Certain terms of the Units, including the number of Units granted, general vesting date(s) and settlement date, are set forth on the preceding page.

1.  General. By accepting the grant of the Units, you agree to be bound by all of the terms and provisions of this Agreement and the Plan (as presently in effect or later amended) which are incorporated herein by reference, the rules and regulations under the Plan adopted from time to time, and any interpretations, decisions and determinations the Compensation Committee of the Company’s Board of Directors (the “Committee”) may make from time to time. Terms used in this Agreement but not defined herein shall have the same meanings as in the Plan, except that the term “Units” shall refer solely to the Units granted hereunder. If there is any conflict between the provisions of this Agreement and mandatory provisions of the Plan, the provisions of the Plan govern.

2.  Account for You as Employee Grantee. The Company shall maintain a bookkeeping account for you (the “Account”) reflecting the number of Units granted hereunder, and adjusted for any Dividend Equivalents or other adjustments to the Units or any settlement or forfeiture thereof.

3.  Settlement in General; Six-month Delay for Specified Employees. Settlement of Units shall be made in shares of Stock as soon as practicable following the date such the Units vest and become nonforfeitable, and in any event within 90 days following such date. Notwithstanding the foregoing provisions of this paragraph 3, if you are a Specified Employee on the date of termination of service, any Units subject to Code Section 409A becoming subject to settlement on account of termination of service for any reason other than death shall not be settled earlier than the first day of the seventh month following the date of your termination of service, or if earlier, the date of your death.

4.  Nontransferability and Other Limitations. Until a Unit has been settled, you may not transfer the Unit or any rights relating thereto to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 12.03 of the Plan. Sales of shares of Stock delivered in settlement of Units will be subject to any Company policy regulating trading by employees. Additional events could result in forfeiture or loss of the Units.

5.  Termination of Service Prior to the Vesting Date. If you have a termination of service for any reason, any unvested Units held at termination of service shall thereupon be forfeited immediately, except as provided below in this paragraph 5.

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(a)  Death. If you have a termination of service on account of your death, your unvested Units shall thereupon become vested and no longer subject to forfeiture, and shall be settled in accordance with Paragraph 3 hereof.

(b)  Disability. If you have a termination of service on account of your disability, your unvested Units shall thereupon become vested and no longer subject to forfeiture, and shall be settled in accordance with Paragraph 3 hereof. The determination of disability under the Company’s long-term disability policy applicable to you (or which would be applicable if you had elected coverage) shall govern.

(c)  Retirement. If you Retire one year or more after the Grant Date, a portion of your unvested Units shall thereupon become vested and no longer subject to forfeiture, and shall be settled in accordance with Paragraph 3 hereof. The portion that vests when you Retire shall be determined by (a) multiplying the number of Units granted (as shown on the designations page) by a fraction, the numerator of which is the number of months elapsed since the Grant Date (for example, if the Grant Date is March 15, one month elapses as of the 14th of each subsequent month) and the denominator of which is 36, and then (b) subtracting the number of Units that became vested prior to the date you Retired. If you Retire less than one year after the Grant Date, your unvested Units shall be forfeited. You shall be deemed to have Retired upon termination of service for any reason other than death, disability, or Cause (as defined in Section 11.03 of the Plan) on or after the earlier of (i) your attainment of 65 years of age and at least 5 years of service or (ii) your attainment of age 55 and at least 10 years of service.

(d)  Change in Control. If a Change in Control (as defined in Section 3.08(b) of the Plan) occurs and on or after the occurrence of the Change in Control, but prior to the first anniversary thereof, you (i) have an involuntary termination of service other than for Cause (as defined in Section 11.03 of the Plan) and other than on account of death (as provided in Section 5(a)) or disability (as provided in Section 5(b)), or (ii) have a voluntary termination for Good Reason (as defined below), your unvested Units shall thereupon become vested and no longer subject to forfeiture, and shall be settled in accordance with Paragraph 3 hereof. For purposes hereof, “Good Reason” means the occurrence any one or more of the following actions or omissions after a Change in Control and without your written consent: (i) a material reduction in your base compensation (i.e., base salary and annual incentive); (ii) the Company's requiring you to be based at any office or location more than 50 miles from the location at which you were based prior to the date of the Change in Control, and also farther from your residence than the location at which you were based prior to the date of the Change in Control; or (iii) any material adverse change in your responsibilities (including offices, titles, and reporting responsibilities) or duties; provided that, in order for you to have a termination of service for Good Reason, you must notify your employer of the event constituting such Good Reason within 90 days of the occurrence of such event. A delay in the delivery of such notice shall waive your right under this Agreement to terminate employment for Good Reason. Your employer shall have 30 days to cure the event constituting Good Reason and you shall terminate employment upon the lapse of the cure period if no cure is effected.

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6.  Dividend Equivalents and Adjustments.

(a)  Dividend Equivalents. Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units. Such crediting shall be as follows, except that the Committee may, in its discretion, vary the manner of crediting (for example, by crediting cash dividend equivalents rather than additional Units for administrative convenience), and Dividend Equivalents so credited will be distributed or settled when the underlying Account is settled:

(i)  Cash Dividends. If the Company declares and pays a dividend or distribution on Stock in the form of cash, then additional Units shall be credited to your Account in lieu of payment or crediting of cash dividend equivalents equal to the number of Units credited to the Account as of the relevant record date multiplied by the amount of cash paid per share in such dividend or distribution divided by the Fair Market Value of a share of Stock at the payment date for such dividend or distribution.

(ii)  Non-Stock Dividends. If the Company declares and pays a dividend or distribution on Stock in the form of property other than shares of Stock, then a number of additional Units shall be credited to your Account as of the payment date for such dividend or distribution equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date.

(iii)  Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then a number of additional Units shall be credited to your Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock.

(b)  Adjustments. The number of Units credited to your Account shall be appropriately adjusted, in order to prevent dilution or enlargement of your rights with respect to Units or to reflect any changes in the number of outstanding shares of Stock resulting from any event referred to in Section 12.05 of the Plan or otherwise, as the Committee may determine.

7.   Your Representations and Warranties. You acknowledge receipt of that Plan and a Form S-8 Prospectus in connection with the grant of these Units. As a condition to the settlement of the Units, the Company may require you to make any representation or warranty to the Company as may be determined by the Committee or by counsel to the Company to be appropriate or required by law or regulation.

8.	Miscellaneous.

(a)  Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement, the Plan, and any deferral election relating to the Units constitute the entire agreement between the parties

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with respect to the Units, and supersede any prior agreements or understandings with respect to the Units. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which materially impairs your rights with respect to the Units shall be valid unless expressed in a written instrument executed by you. Any amendment, alteration, suspension or termination required by law or the terms of any Agreement to which the Company is a party, or necessary to preserve or improve the tax status of your Units shall be deemed not to materially impair your rights with respect to the Units.

(b)  No Promise of Continued Employment. The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c)  Recoupment. All rights granted and/or shares of Stock delivered under this Agreement are subject to recoupment under the Company’s recoupment policy as in effect from time to time.

(d)  Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and in accordance with applicable federal law.

(e)  Fractional Units and Shares. The number of Units credited to your Account shall include fractional Units calculated to at least two decimal places, unless otherwise determined by the Committee. Upon settlement of the Units, you shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Units.

(f)  Mandatory Tax Withholding. Unless otherwise determined by the Committee, at the time the Units become subject to tax, the Company will withhold from any shares deliverable in settlement of the Units (or if the Units become subject to tax prior to the settlement date, the Company will reduce the number of Units in your Account), in accordance with Section 12.06 of the Plan, the number of whole shares of Stock having a value nearest to, but not exceeding, the amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. You will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due with respect to the Units upon vesting or settlement or otherwise.

(g)  Unfunded Obligations. The grant of the Units and the maintenance of your Account shall be by means of bookkeeping entries on the books of the Company and shall not create in you any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you. With respect to your entitlement to any distribution hereunder, you shall be a general creditor of the Company.

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(h)  Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President, HR Finance, and any notice to you shall be addressed to you at your address as then appearing in the records of the Company.

(i)  No Shareholder Rights. Neither you nor any Beneficiary shall have any rights with respect to Stock (including voting rights) covered by this Agreement prior to the settlement of the Units and distribution of the shares of Stock as specified herein.

Effective: March 7, 2017

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